Exhibit 21.1

Subsidiaries of the Registrant

Canada:

Movado Group of Canada, Inc.

China:

MGI Luxury Trading Shanghai Ltd.

Delaware:

Movado Group Delaware Holdings Corporation

Movado LLC

England:

MGI Luxury Group UK Ltd.

MGS Distribution Ltd.

France:

SwissWave Europe SA

MGI-TWC SAS

Germany:

Movado Deutschland G.m.b.H.

Concord Deutschland G.m.b.H.

MGI Luxury Group G.m.b.H.

MGI-TWC GmbH

Hong Kong:

MGI Luxury Asia Pacific Ltd.

SwissAm Products Ltd.

Japan:

MGI Japan Co., Ltd.

Netherlands:

MGI-TWC B.V.

New Jersey:

Movado Retail Group, Inc.

Singapore:

MGI Luxury Singapore Pte. Ltd.

Switzerland:

Movado Watch Company, S.A.

MGI Luxury Group, S.A.

Concord Watch Company, S.A.

Ebel Watches S.A.

SA de l’immeuble de la Paix 101